Exhibit 23.1

Consent of Deloitte & Touche LLP

Deloitte & Touche LLP

1 Place Ville Marie

Suite 3000

Montreal QC H3B 4T9

Canada

Tel: (514) 393-5246

Fax: (514) 390-4113

www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Annual Report on Form 40-F of The Jean Coutu Group (PJC) Inc. (the “Company”) for the year ended May 27, 2006 of our report dated August 3, 2006 on the consolidated balance sheets of the Company as at May 27, 2006 and May 28, 2005 and the consolidated statements of earnings, retained earnings and cash flows for the years then ended.

We also consent to the incorporation by reference in Registration Statements (No. 333-122310) of the Company on Form S-8 of our report dated August 3, 2006 appearing in this Annual Report of the Company on Form 40-F for the year ended May 27, 2006.

(s) Deloitte & Touche LLP

Deloitte & Touche LLP

Independent Registered Chartered Accountants

Montréal, Canada

August 8, 2006